Exhibit 99.1

Allied Capital Closes $722.5 Million Three-Year Unsecured Revolving Line of Credit

September 30, 2005 –– Washington, DC –– Allied Capital Corporation (NYSE: ALD) announced that today it has closed a three-year unsecured revolving line of credit facility with a committed amount of $722.5 million provided by 18 banks. The facility may be expanded through new or additional commitments up to $922.5 million at the company’s option during the three-year period. The credit facility generally bears interest at a rate equal to LIBOR plus 1.30%, and has an annual commitment fee on the committed amount of 20 basis points.

This facility will be used to fund new investments as well as for general corporate purposes. On September 30, 2005, there were no outstanding borrowings under this facility.

Banc of America Securities LLC acted as the placement agent for the issuance.

About Allied Capital
Allied Capital Corporation, a leading business development company with total assets of more than $3 billion, has paid regular, quarterly cash dividends to shareholders since 1963. Allied Capital invests in the American entrepreneurial economy by providing capital to companies seeking a long-term financial partner and access to managerial resources often unavailable to smaller companies. Since its IPO in 1960, the Company has provided long-term debt and equity financing to thousands of middle market companies. In serving its shareholders, Allied Capital helps build middle market businesses and support American jobs. The Company’s private finance portfolio includes investments in over 100 companies that generate annual revenues of over $10 billion and employ more than 90,000 people.

Headquartered in Washington, DC, Allied Capital offers shareholders the opportunity to participate in the private equity industry through an investment in the Company’s New York Stock Exchange-listed stock, which is traded under the symbol ALD. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com. All media inquiries should be directed to Stan Collender of Financial Dynamics at (202) 434-0601.

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